Exhibit 4.20

VEREIT, INC.

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The common stock, par value $0.01 per share (“Common Stock”), and the 6.70% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”), of VEREIT, Inc., a Maryland corporation (the “Company,” “we,” or “us”), are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following is a summary of the material terms of the Common Stock, the Series F Preferred Stock, and certain relevant provisions of our charter, as supplemented and/or amended (the “charter”), and bylaws (the “bylaws”), and the Maryland General Corporation Law (the “MGCL”). This description of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the MGCL and the full text of our charter and bylaws.

General

Our charter authorizes us to issue up to 1.61 billion shares, consisting of 1.5 billion shares of Common Stock, 10.0 million shares of Manager’s Stock, par value $0.01 per share, and 100.0 million shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), 42,973,522 shares of which have been classified and designated as the Series F Preferred Stock.

Power to Increase Authorized Stock and Issue Additional Shares of Common Stock and Preferred Stock

Our Board of Directors, with the approval of a majority of the entire Board of Directors and without any action taken by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities are then listed or traded, may amend our charter from time to time to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders. Our Board of Directors could authorize us to issue a class or series of Common Stock or Preferred Stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for our stockholders or otherwise be in their best interest.

Power to Reclassify Shares of Our Stock

Our Board of Directors may classify any unissued shares of Preferred Stock or unissued shares of Common Stock, and reclassify any previously classified but unissued shares of Preferred Stock or previously classified but unissued shares of Common Stock, into other classes or series of stock, including one or more classes or series of stock that have priority over the Common Stock with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares or reclassified shares. Prior to the issuance of shares of each class or series, our Board of Directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock or any other limitation or restriction in our charter or bylaws, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Common Stock

Dividends

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the holders of Common Stock:

•	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our Board of Directors and declared by us; and

•	are entitled to share ratably in all of our assets available for distribution to holders of the Common Stock upon liquidation, dissolution or winding up of our affairs.

Exhibit 4.20

Voting

Subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock and except as may otherwise be specified in our charter, holders of Common Stock are entitled to one vote per share on all matters on which holders of Common Stock are entitled to vote at all meetings of our stockholders. The holders of Common Stock do not have cumulative voting rights. The holders of Common Stock shall vote together as a single class on all matters. Holders of shares of Common Stock shall be entitled to vote for the election of directors. Directors may be removed from office, with or without cause, by the affirmative vote of stockholders entitled to cast not less than 66 2/3% of the total votes entitled to be cast generally in the election of directors. Vacancies on our Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office (although less than a quorum) or by the sole remaining director. Any director elected to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

Other Rights

There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. Holders of Common Stock generally will have no appraisal rights. The rights, preferences and privileges of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of Preferred Shares that the Company may designate and issue in the future.

Listing and Transfer Agent

The Common Stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “VER.” The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A.

Series F Preferred Stock

Rank

The Series F Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up:

1.	Senior to all classes or series of Common Stock and to all other equity securities issued by the Company other than equity securities referred to in clauses (2) and (3) below;

2.
On a parity with all equity securities issued by the Company with terms specifically providing that those equity securities rank on parity with the Series F Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up; and

3.
Junior to all equity securities issued by the Company with terms specifically providing that those equity securities rank senior to the Series F Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up.

See “Voting Rights” below. The term “equity securities” does not include convertible debt securities, which debt securities would rank senior to the Series F Preferred Stock.

Dividends

No dividends on shares of Series F Preferred Stock will be authorized by our Board of Directors or paid or set apart for payment by the Company at any time when the terms and provisions of any agreement of the Company’s, including any agreement relating to the Company’s indebtedness, prohibits the authorization, payment or setting apart for payment or provides that the authorization, payment or setting apart for payment would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment will be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series F Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared.

Exhibit 4.20

No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series F Preferred Stock which may be in arrears, and holders of the Series F Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series F Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to those shares.

If, for any taxable year, the Company designates as a “capital gain dividend,” as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”), any portion, or the “Capital Gains Amount,” of the dividends, as determined for federal income tax purposes, paid or made available for that year to holders of all classes or series of the Company’s stock, then, except as otherwise required by applicable law, the portion of the Capital Gains Amount that will be allocable to the holders of the Series F Preferred Stock will be in proportion to the amount that the total dividends, as determined for federal income tax purposes, paid or made available to holders of Series F Preferred Stock for the year bears to the total dividends paid or made available for that year to holders of all classes of the Company’s stock. In addition, except as otherwise required by applicable law, the Company will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in the Company stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by the Company to the Company’s stockholders.

Future distributions on the Company’s Common Stock and Preferred Stock, including the Series F Preferred Stock, will be at the discretion of our Board of Directors and will depend on, among other things, results of operations, funds from operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the real estate investment trust (“REIT”) provisions of the Code, the Company’s debt service requirements and any other factors our Board of Directors deems relevant. In addition, the Company’s outstanding credit facility contains provisions that could limit or, in certain cases, prohibit the payment of distributions on the Common Stock and Preferred Stock, including the Series F Preferred Stock.

Liquidation Preference

In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series F Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of the Company’s stock ranking senior to the Series F Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of the Company’s common stock or any other class or series of the Company’s stock that ranks junior to the Series F Preferred Stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, holders of Series F Preferred Stock, as such, will have no further right or claim to any of the Company’s remaining assets. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up) by dividend, redemption or other acquisition of shares of the Company’s stock or otherwise is permitted under the MGCL, no effect will be given to amounts that would be needed, if the Company would be dissolved at the time of the dissolution, to satisfy the preferential rights upon distribution of holders of shares of Series F Preferred Stock.

Redemption

Optional Redemption.  The Company may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem shares of the Series F Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends thereon to the date fixed for redemption. If the Company elects to redeem any shares of Series F Preferred Stock as described in this paragraph, the Company may use any available cash to pay the redemption price, and will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

Special Optional Redemption.  Upon the occurrence of a Change of Control (as defined below), the Company may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem shares of Series F Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends thereon to the date fixed for redemption. If, prior to the date of such conversion upon a Change of Control, the Company has provided or provides notice of its election to redeem some or all of the shares of Series F Preferred Stock (whether pursuant to the Company’s optional redemption right described above under “Optional Redemption” or this special optional redemption right), the holders of Series F Preferred Stock will not have the Conversion Right (as defined below) described below under “Conversion Rights” with respect to the shares called for redemption. If the Company elects to redeem any shares of Series F Preferred Stock as described in this paragraph, the Company may use any available cash to pay the redemption price, and the Company will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

Exhibit 4.20

A “Change of Control” is when, after the original issuance of the Series F Preferred Stock, the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Company entitling that person to exercise more than 50% of the total voting power of all stock of the Company entitled to vote generally in the election of its directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any transaction referred to in the bullet point above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex Equities, or the NYSE Amex, or Nasdaq or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or Nasdaq.

Redemption Procedures.  In the event the Company elects to redeem Series F Preferred Stock, the notice of redemption mailed to each holder of record of a share of Series F Preferred Stock called for redemption will state the following:

•	whether such redemption is being made pursuant to the provisions described above under “Optional Redemption” or “Special Optional Redemption”;

•
if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

•
if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series F Preferred Stock being so called for redemption will not be able to tender such shares of Series F Preferred Stock for conversion in connection with the Change of Control and that each share of Series F Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Holders of Series F Preferred Stock to be redeemed will surrender the Series F Preferred Stock at the place designated in the notice of redemption and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series F Preferred Stock has been given and if the Company has irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series F Preferred Stock so called for redemption, then from and after the redemption date (unless default will be made by the Company in providing for the payment of the redemption price plus accrued and unpaid dividends, if any), dividends will cease to accrue on those shares of Series F Preferred Stock, those shares of Series F Preferred Stock will no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accrued and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accrued and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series F Preferred Stock is to be redeemed, the Series F Preferred Stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Company determines but that will not result in the aggregate share ownership limits contained in our charter to be violated.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of Series F Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem some or all of the shares of Series F Preferred Stock held by such holder as described above under “Redemption - Optional Redemption” or “Redemption - Special Optional Redemption,” in which case such holder will have the right only with respect to shares of Series F Preferred Stock that are not called for redemption) to convert some or all of the Series F Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of the Common Stock per share of Series F Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

Exhibit 4.20

•
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series F Preferred Stock plus the amount of any accrued and unpaid dividends thereon to the Change of Control Conversion Date (unless the date of such conversion upon a Change of Control is after a record date for a Series F Preferred Stock dividend payment and prior to the corresponding dividend payment date for the Series F Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price, as defined below (such quotient, the “Conversion Rate”); and

•	the Share Cap (as defined in the Articles Supplementary relating to the Series F Preferred Stock, the “Series F Articles Supplementary”).

Anything in the Series F Articles Supplementary to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Series F Preferred Stock at the close of business on a record date for the payment of dividends will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend will be paid on such dividend payment date to the persons who were the holders of record at the close of business on such record date.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of the Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of the Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of the Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of the Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable in connection with the exercise of the Change of Control Conversion Right will not exceed the Exchange Cap (as defined in the Series F Articles Supplementary), of the Common Stock (or equivalent Alternative Conversion Consideration, as applicable). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is also subject to adjustment if the number of authorized shares of Series F Preferred Stock is increased and such additional shares are thereafter issued by the Company.

In the case of a Change of Control pursuant to which the Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series F Preferred Stock will receive upon conversion of such Series F Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of the Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration;” the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever will be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of the Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of the Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of the Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of the Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

The Company will not issue fractional shares of common stock upon the conversion of the Series F Preferred Stock in connection with a Change of Control. Instead, the Company will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

Within 15 days following the occurrence of a Change of Control (unless the Company has provided notice of its intention to redeem all shares of Series F Preferred Stock), the Company will provide to holders of Series F Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

Exhibit 4.20

•	the date of the Change of Control;

•	the last date on which the holders of Series F Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

•
that if, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem all or any shares of Series F Preferred Stock, holders will not be able to convert the shares of Series F Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series F Preferred Stock;

•	the name and address of the paying agent, transfer agent and conversion agent for the Series F Preferred Stock;

•
the procedures that the holders of Series F Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and

•	the last date on which holders of Series F Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

The Company will issue a press release containing such notice for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first business day following any date on which the Company provides the notice described above to the holders of Series F Preferred Stock.

To exercise the Change of Control Conversion Right, the holders of Series F Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series F Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series F Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series F Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by us, duly completed, to the Company’s transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of Series F Preferred Stock to be converted; and

•	that the Series F Preferred Stock is to be converted pursuant to the applicable provisions of the Series F Preferred Stock.

The “Change of Control Conversion Date” is the date the Series F Preferred Stock is to be converted, which will be a business day selected by the Company that is no fewer than 20 days nor more than 35 days after the date on which the Company provides the notice described above to the holders of Series F Preferred Stock.

The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of the Common Stock is solely cash, the amount of cash consideration per share of the Common Stock or (ii) if the consideration to be received in the Change of Control by holders of the Common Stock is other than solely cash (x) the average of the closing sale prices per share of the Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if the Common Stock is not then listed for trading on a U.S. securities exchange.

Exhibit 4.20

Holders of Series F Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Company’s transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:

•	the number of withdrawn shares of Series F Preferred Stock;

•	if certificated Series F Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series F Preferred Stock; and

•	the number of shares of Series F Preferred Stock, if any, which remain subject to the holder’s conversion notice.

Notwithstanding the foregoing, if any Series F Preferred Stock is held in book-entry form through The Depository Trust Company or a similar depositary (each a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

Series F Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Company has provided or provides notice of the Company’s election to redeem some or all of the shares of Series F Preferred Stock, as described above under “Redemption - Optional Redemption” or “Redemption - Special Optional Redemption,” in which case only the shares of Series F Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Company elects to redeem shares of Series F Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series F Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “Redemption - Optional Redemption” or “Redemption - Special Optional Redemption,” as applicable.

The Company will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of the Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

Notwithstanding any other provision of the Series F Preferred Stock, no holder of Series F Preferred Stock will be entitled to convert such Series F Preferred Stock into shares of the Common Stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the applicable share ownership limits contained in our charter, including the Series F Articles Supplementary, unless the Company provides an exemption from this limitation for such holder.

The Change of Control conversion feature may make it more difficult for a third party to take over the Company or discourage a party from taking over the Company.

Except as provided above in connection with a Change of Control, the Series F Preferred Stock is not convertible into or exchangeable for any other securities or property.

Voting Rights

Holders of the Series F Preferred Stock do not have any voting rights, except as set forth below.

Whenever dividends on any shares of Series F Preferred Stock are in arrears for 18 or more monthly dividend periods, whether or not consecutive, the number of directors constituting the Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and with which the Series F Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series F Preferred Stock (voting separately as a class with all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series F Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by the Company upon the written request of the holders of record of at least 10% of the outstanding shares of Series F Preferred Stock or by the holders of the requisite percentage of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series F Preferred Stock in the election of those two directors (unless the request is received less than

Exhibit 4.20

90 days before the date fixed for the next annual or special meeting of stockholders, in which case such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series F Preferred Stock for all past dividend periods and the then current dividend period will have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In that case, the right of holders of the Series F Preferred Stock to elect those two directors will cease and, unless there are other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of the two directors will automatically terminate and the number of directors constituting our Board of Directors will be reduced accordingly.

If a special meeting is not called by the Company within 30 days after request from the holders of Series F Preferred Stock as described above, then the holders of record of at least 10% of the outstanding Series F Preferred Stock may designate a holder to call the meeting at the Company’s expense.

In addition, so long as any shares of Series F Preferred Stock are outstanding, the Company may not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of the Series F Preferred Stock outstanding at the time, (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock of the Company ranking senior to the Series F Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, or reclassify any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares, (ii) amend, alter or repeal any of the provisions of the charter, including without limitation, any of these terms of the Series F Preferred Stock, so as to materially and adversely affect any right, preference, privilege or voting power of the Series F Preferred Stock or (iii) enter into any share exchange that affects shares of Series F Preferred Stock, or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into the Company, unless in each such case, each share of Series F Preferred Stock then outstanding remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption substantially identical to, and in any event without any material adverse change to, those of the Series F Preferred Stock. Any amendment to the charter to authorize any increase in the number of authorized shares of Preferred Stock or Common Stock or the creation or the issuance of any class or series of Preferred Stock or any increase in the number of authorized or outstanding shares of Series F Preferred Stock or any other class or series of Preferred Stock, in each case ranking on a parity with or junior to the Series F Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Company, will not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series F Preferred Stock.

On each matter on which holders of Series F Preferred Stock are entitled to vote, each share of Series F Preferred Stock will be entitled to one vote, except that when shares of any other class or series of preferred stock have the right to vote with the Series F Preferred Stock as a single class on any matter, the Series F Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accrued dividends).

Except as expressly stated in the Series F Articles Supplementary or as may be required by applicable law, the Series F Preferred Stock do not have any relative, participating, optional or other special voting rights or powers, and the consent of the holders thereof will not be required for the taking of any corporate action.

Notwithstanding anything to the contrary contained in the Series F Articles Supplementary or our charter, the holders of Series F Preferred Stock may take action or consent to any other action by delivering to the Company a consent, in writing or by electronic transmission, of the holders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of the holders of Series F Preferred Stock.

Other Rights

There are no sinking fund rights or mandatory redemption rights with respect to the shares of our Series F Preferred Stock.

Listing and Transfer Agent

Our Series F Preferred Stock is traded on the NYSE under the symbol “VER PRF.” The transfer agent and registrar for the Series F Preferred Stock is Computershare Trust Company, N.A.

Certain Provisions of Maryland Law, Our Charter and Our Bylaws

Exhibit 4.20

Number, Election and Removal of Directors; Vacancies

Our charter and bylaws provide that the number of directors we have may be established only by resolution adopted by the affirmative vote of a majority of our entire Board of Directors, but may not be fewer than the minimum number permitted under Maryland law nor more than 15. Each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of the Common Stock will have no right to cumulative voting in the election of directors. Our bylaws provide that, in a contested election, a plurality of all votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. In an uncontested election, a majority of all votes cast at a meeting of stockholders duly called and at which a quorum is present is required to elect a director. Our Board of Directors adopted a director resignation policy, whereby an incumbent director who does not receive the requisite majority of votes in an uncontested election must tender his or her resignation to our Board of Directors for consideration. Such resignation may specify that it will only be effective upon its acceptance by our Board of Directors within 90 days following certification of the stockholder vote, and if the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualifies or until the director’s earlier resignation or removal. Any director may resign at any time. Our bylaws provide that vacancies on our Board of Directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum, or the sole remaining director. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.

Our charter provides that any director may be removed from office, with or without cause, by the affirmative vote of the stockholders entitled to cast not less than 66 2/3% of the total votes entitled to be cast generally in the election of directors. This provision may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Action by Stockholders

Under the MGCL, common stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our charter and bylaws regarding the calling of a stockholder‑requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and except as may otherwise be specified in our charter, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of our Board of Directors, which means that the holders of a majority of shares of our outstanding common stock can elect all the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two‑thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for a lesser percentage for consolidations, mergers, conversions, sales of all or substantially all of our assets or share exchanges. Our charter further provides that (a) except for amendments to the provisions of our charter relating to director removal and the vote required for certain charter amendments, which require the affirmative vote of stockholders entitled to cast two‑thirds of the votes entitled to be cast on such matter, we may not amend or repeal the provisions of our charter without the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the company then entitled to vote on such matter and (b) we may not dissolve without the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the company then entitled to vote on such matter.

Also, our operating assets are held by our subsidiaries and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our Board of Directors. Each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected

Exhibit 4.20

and qualifies. Special meetings of stockholders may be called by a majority of our directors, the chairman of our Board of Directors, the president or the chief executive officer and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting (subject to the stockholders’ compliance with certain procedures set forth in our bylaws). Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting. The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.

One or more persons who together are and for at least six months have been stockholders of record of at least five percent of the outstanding shares of any class of our stock are entitled to receive a copy of our stockholder list upon request in accordance with Maryland law. The list provided by us will include each stockholder’s name and address and the number of shares of each class owned by each stockholder and will be made available within 20 days of the receipt by us of the request. Stockholders and their representatives shall also be given access to our bylaws, the minutes of stockholder proceedings, our annual statements of affairs and any voting trust agreements on file at our principal office during usual business hours.

Approval of Extraordinary Corporate Action; Amendment of Our Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot consolidate, merge, convert, sell all or substantially all of its assets or engage in a share exchange unless the action is declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two‑thirds of the votes entitled to be cast on the matter unless a different proportion, which may not be less than a majority of all the votes entitled to be cast on the matter, is specified in the corporation’s charter. As permitted by Maryland law, our charter provides that any of these actions (other than conversion) must be approved by the affirmative vote of at least two‑thirds of our directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. A conversion must be declared advisable by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Also, many of our operating assets are held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders. Any amendment, waiver, alteration or repeal of any provision of, or addition to, the charter or the bylaws affecting the supermajority voting provisions of our Board of Directors in connection with our consolidation or merger, a sale of all or substantially all of our assets or engaging in a share exchange, including the requisite vote or percentage required to approve or take such actions, must be approved by the affirmative vote of not less than two‑thirds of our Board of Directors. These supermajority voting provisions applicable to our Board of Directors could prevent a change in control of us that might involve a premium for the Common Stock or otherwise be in the best interests of our stockholders.
Our charter provides that, in the case of certain reorganizations, share exchanges, consolidations, conversions or mergers of us with or into another person in which shares of the Common Stock are converted into (or entitled to receive with respect thereto) shares of stock or other securities or property (including cash), each holder of a share of our (i) common stock and (ii) Series F Preferred Stock will be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash), subject with respect to our Series F Preferred Stock, to adjustments as set forth in our charter.

Under the MGCL, a Maryland corporation generally cannot amend its charter unless the amendment is declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two‑thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter.

Except as set forth below, our charter may be amended only with the approval of our Board of Directors and the affirmative vote of stockholders entitled to cast at least a majority of all of the votes entitled to be cast on the matter. Any amendment, waiver, alteration or repeal of any provision of, or addition to, the charter or the bylaws affecting the supermajority voting provisions of our Board of Directors in connection with our consolidation or merger, a sale of all or substantially all of our assets or engaging in a share exchange, including the requisite vote or percentage required to approve or take such actions, must be approved by the affirmative vote of not less than two‑thirds of our Board of Directors. Our charter further provides that, except for amendments to the provisions of our charter relating to director removal and the vote required for certain charter amendments, which require the affirmative vote of stockholders entitled to cast two‑thirds of the votes entitled to be cast on such matter, we may not amend or repeal the provisions of our charter without the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the company then entitled to vote on such matter.

With the exception of certain provisions in our bylaws related to business combinations and control share acquisitions described below, which require the affirmative vote of a majority of the votes cast on the matter by the holders of the issued and outstanding

Exhibit 4.20

shares of the Common Stock, our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our Board of Directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Dissolution

Our dissolution must be declared advisable by a majority of our entire Board of Directors and approved by the affirmative vote of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter.

Business Combinations

Under the MGCL, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or, generally, any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two‑year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two‑thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder. The super‑majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our Board of Directors has by resolution exempted business combinations between us and any person. Consequently, the five‑year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution may not be altered or repealed without the affirmative vote of a majority of the votes cast on the matter by the holders of the issued and outstanding shares of Common Stock.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of stockholders entitled to cast two‑thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person that has made or proposed to make the control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are shares of voting stock which, if aggregated with all other such shares owned by the acquirer, directly or indirectly, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one‑tenth or more but less than one‑third, (B) one‑third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

Exhibit 4.20

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless the corporation’s charter or bylaws provides otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future. However, such provision may not be altered, amended or repealed by our Board of Directors unless it obtains the affirmative vote of a majority of the votes cast on the matter by the holders of the issued and outstanding shares of Common Stock.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two‑thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on our Board of Directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our Board of Directors adopted a resolution pursuant to Subtitle 8 that prohibits us from electing to be subject to the provision of Subtitle 8 regarding a classified board of directors. This prohibition may not be repealed unless the repeal is first approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the stockholders entitled to cast at least two‑thirds of the votes entitled to be cast generally in the election of directors for the removal of a director from our Board of Directors, (2) vest in our Board of Directors the exclusive power to fix the number of directors provided the number is not more than 15 and (3) require, unless called by the chairman of our Board of Directors, our chief executive officer, our president or a majority of our directors, the request of stockholders entitled to cast a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting of stockholders to act on such matter.

Exhibit 4.20

Advance Notice of Director Nominations and New Business

Our bylaws provide that nominations of individuals for election to our Board of Directors or proposals of other business may be made at an annual meeting (1) pursuant to the company’s notice of meeting, (2) by or at the direction of our Board of Directors, or (3) by any stockholder of record both at the time of giving of notice pursuant to the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws currently require the stockholder to provide notice to the secretary containing the information required by our bylaws not earlier than 5:00 p.m., Eastern Time, on the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting. Additionally, our bylaws allow for proxy access, which requires the Company to include in its annual proxy statement nominees for election of up to 25% of our Board of Directors that have been nominated by eligible stockholders. To be eligible to nominate directors for election, a stockholder or limited group of stockholders must have owned 3% or more of the Company’s common stock for at least three years as of the applicable nomination deadline, among other requirements.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board of Directors may be made at a special meeting, (1) by or at the direction of our Board of Directors, (2) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in accordance with our bylaws and has supplied the information required by our bylaws about each individual whom such stockholder proposes to nominate for election as a director or (3) provided that the special meeting has been called for the purpose of electing directors, by any stockholder who is a holder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in our bylaws. Such stockholder may nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our Board of Directors to be elected at the meeting.

Restrictions on Transfer and Ownership of Stock

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, under Section 856(h) of the Code, a REIT cannot be “closely held.” In this regard, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of shares of Common Stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable beneficial and constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of common stock; we refer to these limitations as the “ownership limits.”

The beneficial and constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value of the aggregate of our outstanding shares of stock or 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of common stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.

Our Board of Directors may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the ownership limits or establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in our being “closely held” under Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. In order to be considered by our Board of Directors for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.8% interest in the tenant unless the revenue derived by us from such tenant is sufficiently small that, in the opinion of our Board of Directors, rent from such tenant would not adversely affect our ability to qualify as a REIT. The person seeking an exemption must represent and covenant to the satisfaction

Exhibit 4.20

of our Board of Directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of granting an exemption or creating an excepted holder limit, our Board of Directors may require an opinion of counsel or a ruling from the Internal Revenue Service satisfactory to our Board of Directors that in its sole discretion it may deem necessary or advisable in order to determine or ensure our status as a REIT. Notwithstanding the receipt of any ruling or opinion, our Board of Directors may impose such other conditions or restrictions as it deems appropriate.

In connection with granting an exemption from the ownership limits or establishing an excepted holder limit or at any other time, our Board of Directors may increase or decrease the ownership limits. Any decrease in the ownership limits will not be effective for any person whose percentage ownership of shares of our stock is in excess of such decreased limits until such person’s percentage ownership of shares of our stock equals or falls below such decreased limits (other than a decrease as a result of a retroactive change in existing law, which will be effective immediately), but any further acquisition of shares of our stock in excess of such percentage ownership will be in violation of the applicable limits. Our Board of Directors may not increase or decrease the ownership limits if, after giving effect to such increase or decrease, five or fewer persons could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares of our stock then outstanding. Prior to any modification of the ownership limits, our Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.

Our charter further prohibits:

•
any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•
any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on ownership and transfer of our stock will be required to immediately give written notice to us or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The ownership limits and the other restrictions on ownership and transfer of our stock will not apply if our Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in:

•	any person violating the ownership limits or such other limit established by our Board of Directors; or

•
the Company being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares. The transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in our charter, then our charter provides that the transfer of the shares will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares.

Shares of stock transferred to a charitable trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the market price, defined generally as the last reported sales price reported on the applicable exchange, at the time of such devise or gift) and (2) the market price on the date we, or our designee, accept such offer. We may reduce the amount

Exhibit 4.20

payable to the charitable trust by the amount of distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust as described below. We may pay the amount of such reduction to the charitable trust for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee of the charitable trust has sold the shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner.

If we do not buy the shares, the charitable trustee must, within 20 days of receiving notice from us of the transfer of the shares to the charitable trust, sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock described above. Upon such sale, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner. Specifically, the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the prohibited owner did not give value for such shares in connection with the event causing the shares to be held in trust, e.g., in the case of a gift, devise or other such transaction, the market price per share of such stock on the day of the event that resulted in the transfer to the charitable trust) and (2) the price per share received by the charitable trust for the shares. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a charitable trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the charitable trust upon demand by the charitable trustee. The prohibited owner will have no rights in the shares held by the charitable trust.

The charitable trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all distributions made by us with respect to such shares and may also exercise all voting rights with respect to such shares. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the charitable trust will be paid by the recipient to the charitable trust upon demand by the charitable trustee and any other distribution authorized but unpaid shall be paid when due to the charitable trustee. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the charitable trust; and

•	to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible action, then the charitable trustee may not rescind and recast the vote.

If our Board of Directors determines in good faith that a proposed transfer or other event would violate or has violated the restrictions on ownership and transfer of our stock set forth in our charter, our Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

At our request, every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of all classes or series of our stock, including common stock, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock, or any written statements of information delivered in lieu of certificates, will bear a legend referring to the restrictions described above.

Exhibit 4.20

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change in control that might involve a premium price for the Common Stock or otherwise be in the best interest of our stockholders.

Pursuant to the Series F Articles Supplementary, the Series F Preferred Stock is subject to all the limitations, terms and conditions of our charter applicable to Shares (as defined in our charter) generally, including but not limited to the aggregate share ownership limits and the other terms and conditions (including exceptions and exemptions) contained in our charter.